As filed with the Securities and Exchange Commission on December 13, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Date of report (date of earliest event reported):   December 12, 2005

ENERGY EXPLORATION TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Province of Alberta	0–24027	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1400, 505 3rd Street, S.W., Calgary, Alberta, Canada T2P 3E6
(Address of principal executive offices) (Zip Code)

ITEM 8.01 OTHER EVENTS

Energy Exploration Technologies Inc., an Alberta corporation (“NXT”), announced the release of an independent report by GLJ Petroleum Consultants Ltd.  (“GLJ”), an internationally recognized petroleum engineering and geological consulting firm, entitled a “Review of Exploration Activities in SFD Survey Areas” (“GLJ Report”).  GLJ was engaged by NXT in September, 2005 to provide an independent review of oil and gas industry activity that has occurred in two exploration areas subsequent to airborne surveys conducted by NXT using NXT’s proprietary Stress Field Detector (“SFD”) technology.

GLJ identified a number of NXT defined prospect areas and SFD anomalies that have been penetrated by successful wells that were drilled after the SFD surveys.  The GLJ Report supports the potential of the SFD Survey System as a wide area reconnaissance tool capable of identifying prospects with significant potential for oil and gas accumulations.

NXT conducted two SFD surveys in the North Peace River Arch area of the Western Canadian Sedimentary Basin. NXT provided GLJ with an SFD survey map over the Ladyfern area in British Columbia which was identified by NXT as having a preparation date of December 27, 1997 indicating a strong SFD anomaly and drilling recommendation directly over the yet to be discovered Ladyfern Slave Point “A” natural gas pool. The Ladyfern Slave Point “A” pool is one of the North America’s largest onshore natural gas discoveries in the last twenty years.

In an independent report dated November 18, 2005 prepared by the legal firm of Macleod Dixon LLP, (“Verification Report”) it was confirmed that all relevant data used to create the SFD survey map was recorded prior to December 27, 1997, more than two years before the discovery of this major pool.

The second Peace River Arch SFD survey was conducted by NXT in  2000 over an area of approximately 4,600 square miles and resulted in the acquisition of 4,850 linear miles of SFD data.  The Peace River Arch Survey Report identified 16 prospect areas of which GLJ found that eight prospect areas had wells that were drilled after the SFD survey was conducted. These wells have collectively produced 252 bcf of natural gas and 9.1 mstb of oil.  Most of this production (248 bcf) is from the Ladyfern Slave Point “A” natural gas pool. The Ladyfern discovery well was drilled in 2000 but well results were confidential at the time of the 2000 SFD survey.

The Greater Green River Basin SFD survey conducted by NXT in 1998 and 1999 in Wyoming USA, encompassed approximately 7,375 square miles and resulted in the acquisition of 11,800 linear miles of SFD data.  The Wyoming Survey Report identified 20 prospect areas of which GLJ found that four prospect areas had productive wells drilled after the SFD survey that had collectively produced 84 bcf of natural gas and 2,740 mstb of oil.  GLJ’s review indicates that a large portion of this production (50 bcf) comes from wells drilled to extend the Jonah pool with 34 bcf of new production associated with the East Jonah prospect area identified by NXT.

The scope of the GLJ Report was primarily one of review and documentation of the oil and gas related activity in the geographic areas that were the subject of the Peace River Arch and Wyoming Survey Reports.  GLJ was not requested to address the scientific theory behind the SFD technology or to comment upon the statistical significance of the results.  NXT’s intent in engaging GLJ was to provide independent verification of the strong correlation between SFD prospect areas and anomalies and future drilling success in North American sedimentary basins. The GLJ Report augments a prior Technical Report dated September 18, 2004 authored by Dr. Nimr Arab, a professional geophysicist, which demonstrates the effectiveness of the SFD technology in a sedimentary basin in the Middle East.

“We are very pleased with the GLJ review.” said George Liszicasz, the President and CEO of NXT. “It was important for us to seek a balanced and professional review of these SFD survey results by an internationally respected independent engineering firm.  It takes considerable time and effort to prove the value of new technology in the oil and gas industry but we are now confident that the SFD Survey System has significant commercial application and we look forward to providing our services to clients in North America and internationally. We are also examining the potential of seismically qualifying SFD Prospects and developing them for our own account or with industry partners. As we enter the commercial application phase of our SFD Survey System, I would personally like to thank our staff for their commitment and our shareholders for their ongoing support and encouragement.”

The complete summary text of the GLJ Report and the Verification Report will be available on the Company’s website www.nxtenergy.com on Wednesday, December 14, 2005.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated at Calgary, Alberta, Canada, this 13th day of December 2005.

ENERGY EXPLORATION TECHNOLOGIES INC.

By: /signed/ George Liszicasz

Name:

George Liszicasz

Title

Chief Executive Officer

(principal executive officer)